EXHIBIT 99.1

Joint Filer Information

Name of Joint Filer:	NCB CAPITAL COMPANY

Address of Joint Filer:	4th Floor, Tower B, NCB Regional Building, King Saud Road, P.O. Box 22216, Riyadh, Saudi Arabia 11495

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	TCG BDC II, Inc.

Date of Event Requiring Statement	11/29/2018
(Month/Day/Year):

Designated Filer:	The National Commerical Bank

12/12/2018
Date

Signature:

NCB CAPITAL COMPANY

By:	/s/ Wasim Fasihaldin
Name: Wasim Fasihaldin
Title: Chief Financial Officer